Exhibit 23.1

[LETTERHEAD OF ELLIOTT DAVIS, LLC]

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
Community Capital Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Community Capital Corporation of our report dated January 16, 2004 (except for Notes 1 and 24 as to which the date is March 22, 2004), relating to the consolidated balance sheets of Community Capital Corporation as of December 31, 2003 and 2002 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2003, which report is included in the 2003 Annual Report on Form 10-K of Community Capital Corporation.

/S/ ELLIOTT DAVIS, LLC

Columbia, South Carolina
June 2, 2004